PROSPECTUS Dated January 24, 2001                   Pricing Supplement No. 43 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-47576
Dated January 25, 2001                                       Dated July 10, 2001
                                                                  Rule 424(b)(3)


                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                Euro Floating Rate Senior Bearer Notes Due 2007

                            -----------------------

     We may not redeem these Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due 2007) prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We will apply to the UK Listing Authority for the notes to be admitted to the Official List of the UK Listing Authority and to the London Stock Exchange plc for the notes to be admitted to trading on the London Stock Exchange.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:            Euro 15,000,000

Maturity Date:               June 29, 2007

Settlement Date
  (Original Issue Date):     July 30, 2001

Interest Accrual Date:       June 29, 2001

Issue Price:                 99.647%, plus an amount equal to the initial
                             interest rate applied to the principal amount accrued from and including June 29, 2001 to but excluding the settlement date.

Specified Currency:          Euro

Redemption Percentage
  at Maturity:               100%

Base Rate:                   EURIBOR

Spread (Plus or Minus):      Plus 0.40% per annum

Spread Multiplier:           N/A

Index Currency:              N/A

Index Maturity:              3 months

Maximum Interest Rate:       N/A

Minimum Interest Rate:       N/A

Initial Interest Rate:       4.835%

Initial Redemption Date:     N/A

Initial Redemption
  Percentage:                N/A

Annual Redemption
  Percentage Reduction:      N/A

Optional Repayment
  Date(s):                   N/A

Interest Payment Dates:      Each March 29, June 29, September 29 and December
                             29, commencing September 29, 2001; provided that if any such day (other than the maturity date) is not a business day, that interest payment date will be the next succeeding day that is a business day, unless that succeeding business day would fall in the next calendar month, in which case such interest payment date will be the immediately preceding business day.

Interest Payment Period:     Quarterly

Interest Reset Dates:        Each interest payment date

Interest Reset Period:       Quarterly

Initial Interest Reset Date: September 29, 2001

Interest Determination
  Date: The second TARGET Settlement Day prior to each interest reset date

Reporting Service:           Telerate Page 248

Business Day:                TARGET and New York

Calculation Agent:           The Chase Manhattan Bank (London Branch)

Agent:                       Morgan Stanley & Co. International Limited

Denominations:               Euro 100,000

Temporary Common Code:       013281319

Permanent Common Code:       013061696

Temporary ISIN:              XS0132813196

Permanent ISIN:              XS0130616963

(continued on next page)


Terms not defined above have the meanings given to those terms in the accompanying prospectus supplement.

                                 MORGAN STANLEY

Plan of Distribution:

We will issue these notes in temporary global bearer form with the Temporary ISIN XS0132813196 and Temporary Common Code 013281319. Once these notes have been exchanged for notes in permanent global bearer form, on or about September 8, 2001, they will be combined with our Global Medium-Term Notes, Series D, Senior Euro Fixed Rate Notes Due June 2007, issued on June 29, 2001, with the ISIN XS0130616963 and the Common Code 013061696, and offered pursuant to pricing supplement No. 33, dated May 30, 2001, to the accompanying prospectus and prospectus supplement. Following the exchange, both these notes and the notes issued on June 29, 2001 in a combined aggregate principal amount of Euro 75,000,000 will bear the ISIN XS0130616963 and the Common Code 013061696.


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